UNISEX ENDORSEMENT

This Endorsement modifies the Contract to which it is attached for use in connection with a retirement plan which receives favorable income tax treatment under Sections 401, 403, 408 of the Internal Revenue Code. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Company may further amend the Contract from time to time to meet any requirements applicable to such plans. The effective date of this Endorsement is the Issue Date shown on the Contract Schedule. The provisions of the Contract are modified as follows:


1.   Deleting any reference to sex; and

2. Deleting any contract charges uniquely applicable to females. Male contract charge rates shall apply to both males and females; and

3. Deleting the settlement option rates applicable to males. Female settlement option rates shall apply to both males and females.


ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

Signed by the Company:

                 /s/ Suzanne J. Pepin                   /s/ Vincent Vitello
                     Suzanne J. Pepin                       Vincent Vitello
              Senior Vice President, Secretary            Chairman of the Board,
                     and Chief Legal Officer                CEO and President

P20031